================================================================================
                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

[x]   Filed by the Registrant
[ ]   Filed by a Party other than the Registrant

Check the appropriate box:

[ ]   Preliminary Proxy Statement          [ ]   Confidential, for Use of
[x]   Definitive Proxy Statement                 the Commission Only (as
[ ]   Definitive Additional Materials            permitted by Rule 14a-6(e)(2))
[ ]   Soliciting Material Under Rule 14a-12

                              WEINER'S STORES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]       No fee required.
[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.
           (1)   Title of each class of securities to which transaction
                 applies:
           (2)   Aggregate number of securities to which transaction
                 applies:
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)    Proposed maximum aggregate value of transaction:
          (5)    Total fee paid:
[ ]       Fee paid previously with preliminary materials.
[ ]       Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)   Amount Previously Paid:
           (2)   Form, Schedule or Registration Statement No.:
           (3)   Filing Party:
           (4)   Date Filed:


80289.0001

                             WEINER'S STORES, INC.
                              6005 WESTVIEW DRIVE
                              HOUSTON, Texas 77055
                                 (713) 688-1331
--------------------------------------------------------------------------------

           NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  May 25, 2000


TO THE STOCKHOLDERS OF
WEINER'S STORES, INC.:

           Notice is hereby given that the Annual Meeting of Stockholders of Weiner's Stores, Inc. (the "Company") will be held at the executive offices of the Company, 6005 Westview Drive, Houston, Texas, on Thursday, May 25, 2000 at 8:30 A.M. local time (the "Annual Meeting"), for the following purposes:

           1. To elect the five members of the Board of Directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

           2. To ratify the appointment of independent auditors for the Company and its subsidiary for the fiscal year ending February 3, 2001; and

           3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying Proxy Statement contains further information with respect to these matters.

The Company has fixed the close of business on March 27, 2000 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of Common Stock of the Company represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement and FOR the ratification of the appointment of the independent auditors for the Company and its subsidiary named in such Proxy Statement. The list of stockholders of the Company may be examined at the offices of the Company at 6005 Westview Drive, Houston, Texas 77055.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

                                              By Order of the Board of Directors


                                              Raymond J. Miller
                                              Secretary

April 17, 2000

                             WEINER'S STORES, INC.
                              6005 WESTVIEW DRIVE
                              HOUSTON, TEXAS 77055
                                 (713) 688-1331
--------------------------------------------------------------------------------
                                PROXY STATEMENT

        For 2000 Annual Meeting of Stockholders to be held May 25, 2000

           This Proxy Statement is being furnished by the Board of Directors (the "Board" or "Board of Directors") of Weiner's Stores, Inc., a Delaware corporation (the "Company"), 6005 Westview Drive, Houston, Texas 77055, in connection with the solicitation of proxies by the Board from stockholders for the Annual Meeting of Stockholders of the Company to be held on May 25, 2000, at 8:30 A.M. local time at the executive offices of the Company, 6005 Westview Drive, Houston, Texas, or any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), entitled to vote thereat will be necessary to constitute a quorum.

           The Company has fixed the close of business on March 27, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 18,509,710 shares of Common Stock, which is the Company's only class of voting securities. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the five nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of record of Common Stock on the Record Date shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon. Broker non-votes will not be considered present for purposes of calculating the vote.

           Votes will be tabulated by American Stock Transfer & Trust Company, the transfer agent and registrar for the Common Stock, and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote (the "Inspector(s) of Election"). In tabulating votes, a record will be made of the number of shares voted for each nominee or other matter voted upon, the number of shares with respect to which authority to vote for that nominee or such other matter has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

           All shares of Common Stock represented by properly executed proxies in the accompanying form will be voted at the Annual Meeting in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any such proxies do not contain voting instructions, the shares of Common Stock represented by such proxies will be voted FOR THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2. The Board of Directors is not aware of any business to be brought before the Annual Meeting other than as indicated in the accompanying notice, but it is intended that, as to any other such business properly coming before the Annual Meeting, votes may be cast pursuant to such proxies in accordance with the judgment of the persons acting thereunder.

           Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company at the address above of written notice of such revocation; (b) receipt by the Secretary of the Company at the address above of a duly executed proxy bearing a later date; or (c) appearance by the stockholder at the Annual Meeting and notice by such stockholder of revocation of such proxy given to the Inspector(s) of Election.

           This Proxy Statement is expected to be first mailed or delivered to stockholders of the Company entitled to notice of the Annual Meeting on or about April 17, 2000.
           The date of this Proxy Statement is April 17, 2000.

                           OWNERSHIP OF COMMON STOCK
                                 BY DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

           To the best knowledge of the Company, the following table sets forth certain information concerning the beneficial ownership as of March 27, 2000 of Common Stock by (a) each stockholder known by the Company, based on information filed by such stockholder with the Securities and Exchange Commission (the "Commission") as of March 27, 2000 and the Company's stock transfer records, to own beneficially in excess of five percent of the Common Stock, (b) each executive officer named in "Executive Compensation - Summary Compensation Table" and each member of the Board of Directors and (c) all executive officers and members of the Board of Directors as a group. Except as otherwise indicated, to the best knowledge of the Company, all persons listed below have (i) sole voting power and sole investment power, except to the extent that authority is shared by spouses under applicable law, and (ii) both record and beneficial ownership with respect to the shares of Common Stock indicated as being beneficially owned by them.

  Name of                      Number of Shares       Percentage
  Beneficial Owner             Beneficially Owned     Ownership
  ----------------             ------------------     ---------

Chase Bank of Texas            8,609,017              46.51%
707 Travis Street
Houston, Texas  77002
Sol B. Weiner                  1,843,674               9.96%
434 Hunterwood
Houston, Texas 77024
Herbert R. Douglas (1)           560,000               3.03%
Raymond J. Miller (2)            198,333               1.07%
James L. Berens (2)              90,000                  *
Joseph J. Kassa (2)              90,000                  *
Michael S. Marcus (2)            10,000                  *
Randall L. Lambert                    __                  __
Gasper Mir                            __                  __
Melvyn L. Wolff                       __                  __
F. Hall Webb (3)                     (3)                  (3)
All directors and executive
officers as a group (9 persons)
(1),(2),(3)                    9,557,350              51.63%
----------
*Less than one percent of the Common Stock.

(1) Includes 160,000 shares of Common Stock granted pursuant to the Weiner's Stores, Inc. 1997 Stock Incentive Plan (the "1997 Stock Plan") and 400,000 shares of Common Stock issuable pursuant to options granted pursuant to the 1997 Stock Plan and the Weiner's Stores, Inc. 1999 Stock Incentive Plan (the "1999 Stock Plan") which are currently exercisable. Does not include 150,000 shares of Common Stock issuable pursuant to options granted Mr. Douglas pursuant to the 1999 Stock Plan, none of which options are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

(2) Includes shares of Common Stock issuable pursuant to options granted to members of management, including Messrs. Miller (83,333), Berens (50,000), Kassa (50,000) and Marcus (10,000), respectively, in each case pursuant to the 1997 Stock Plan and/or 1999 Stock Plan, which are currently exercisable. Also includes shares of Common Stock granted pursuant to the 1997 Stock Plan to Messrs. Miller (80,000), Berens (40,000) and Kassa (40,000). Does not include shares of Common Stock issuable pursuant to options granted to members of management, including Messrs. Miller (141,667), Berens (125,000), Kassa (125,000) and Marcus (55,000), respectively, in each case pursuant to the 1997 Stock Plan and/or the 1999 Stock Plan, none of which options are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement.

(3) Mr. Webb, who is a director of the Company, is Senior Vice President of Chase Bank of Texas and may therefore be deemed to share beneficial ownership of the 8,609,017 shares of Common Stock shown as beneficially owned by Chase Bank of Texas. Mr. Webb disclaims beneficial ownership of such shares of Common Stock.

                       PROPOSAL 1. ELECTION OF DIRECTORS

           The Company's Board currently consists of six directors. One vacancy currently exists on the Board of Directors, and in addition, Melvyn L. Wolff has declined to stand for re-election as a director of the Company. No nominees have been named to fill such two vacancies. The Company and its Board of Directors are in the process of considering potential candidates who may be suitable to fill these positions, and the board may appoint one or more director prior to the 2001 Annual Meeting of Stockholders to fill such vacancies. Proxies cannot be voted for a greater number of persons than the five nominees for director named in this Proxy Statement. The terms of all directors named below expire at the Annual Meeting, and all such directors are standing for re-election. Accordingly, the nominees for director are Herbert R. Douglas, Raymond J. Miller, Randall L. Lambert, Gasper Mir and F. Hall Webb. The directors to be elected at the Annual Meeting will serve until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

           It is intended that the proxies received from the holders of Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of Messrs. Douglas, Miller, Lambert, Mir and Webb. If, for any reason, any of the nominees for director shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

           For information concerning the number of shares of the Company's Common Stock owned by each director, each nominee for director, and all directors and executive officers as a group as of March 27, 2000, see "Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners."

Directors and Executive Officers

           The following table sets forth the names, ages and positions with the Company of its executive officers and nominees for election to the Board of Directors, as well as the year each joined the Company and/or its Board:

                              Year
                             Joined
       Name            Age   Company    Position Held
       ----            ---   -------    -------------

Herbert R. Douglas     58     1995      Chairman of the Board of Directors,
                                        President and Chief Executive Officer

Raymond J. Miller      48     1995      Executive Vice President, Chief
                                        Operating Officer, Chief Financial
                                        Officer, Secretary and Director

James L. Berens        51     1996      Senior Vice President, Stores and
                                        Operations

Joseph J. Kassa        44     1996      Senior Vice President, General
                                        Merchandise Manager

Michael S. Marcus      45     1997      Vice President, Controller, Treasurer
                                        and Assistant Secretary

Randall L. Lambert     42     1997      Director

Gasper Mir             53     1997      Director

F. Hall Webb           51     1997      Director

           Messrs. Douglas and Miller are the only members of the Board who are also officers of the Company. Each of the remaining directors listed below became a member of the Board of Directors on August 26, 1997.

           The Board of Directors elects officers to hold office until the next annual meeting of the Board of Directors or until their successors are elected, or until their resignation or removal. The Chairman of the Board may appoint additional officers to hold office until their successors are appointed, or until their resignation or removal. The current officers were most recently elected by the Board of Directors on June 10, 1999. No family relationships exist among the directors and executive officers of the Company.

           Herbert R. Douglas, Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Douglas has served as a director of the Company and as Chief Executive Officer and President since December 1995 and was elected as Chairman of the Board of Directors in September 1997. Mr. Douglas served as President and Chief Executive Officer of Jamesway Corporation, a New Jersey-based discount store chain, from 1994, beginning after the commencement of its bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, and continuing through its emergence from Chapter 11 reorganization and until its liquidation under Chapter 11 in 1995.

           Raymond J. Miller, Executive Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Director. Mr. Miller has served as a director of the Company since August 1997 and has held his current position since June 1999. Mr. Miller served as Vice President, Chief Financial Officer and Secretary from January 1996 to June 1999 and as Chief Financial Officer from February 1995 until January 1996.

           James L. Berens, Senior Vice President, Stores and Operations. Mr. Berens has held his current position since June 1999. Mr. Berens served as Vice President, Stores from January 1996 until June 1999. Mr. Berens served as Vice President Regional Store Management of Jamesway Corporation, a New Jersey-based discount store chain, in 1995.

           Joseph J. Kassa, Senior Vice President, General Merchandise Manager. Mr. Kassa has held his current position since June 1999. Mr. Kassa served as Vice President, Marketing, Sales Promotion and Real Estate from April 1997 until June 1999. Prior thereto, Mr. Kassa served as Vice President, Marketing and Sales Promotion since February 1996. Mr. Kassa served as Senior Vice President of Advertising, Marketing and Sales Promotion of Jamesway Corporation, a New Jersey-based discount store chain, from 1991 to 1995.

           Michael S. Marcus, Vice President, Controller, Treasurer and Assistant Secretary. Mr. Marcus has held his current position since June 1999. Mr. Marcus served as Controller and Treasurer from November 1997 until June 1999. Mr. Marcus served in various executive positions with Catherines Stores Corporation, a Tennessee-based specialty retail chain, from 1989 to 1997, most recently as Controller and Assistant Treasurer.

           Randall L. Lambert, Director. Mr. Lambert has served as a director of the Company since August 1997. Mr. Lambert is the Managing Director of Chanin Capital Partners, a financial advisory/investment banking firm based in New York and Los Angeles. Prior to his service with Chanin Capital Partners, he served as Managing Director of Private Transactions of BDS Securities, LLC, a distressed and specialty situation brokerage firm based in New York, from 1995 to 1997. Mr. Lambert served as Vice President of Brian M. Enterprises, Inc., an investment banking firm in Millburn, New Jersey, from 1987 to 1995.

           Gasper Mir, Director. Mr. Mir has served as a director of the Company since August 1997. Mr. Mir is the founder of the professional accounting firm of Mir-Fox & Rodriguez, P.C., based in Houston, Texas, and has served as its President since 1983.

           F. Hall Webb, Director. Mr. Webb has served as a director of the Company since August 1997. Mr. Webb has served as Senior Vice President with Chase Bank of Texas based in Houston, Texas, since 1987. Mr. Webb held various executive positions with Chemical Bank/Chase Bank from 1973 to present.

Director Compensation

           The Company pays directors of the Company who are not employees of the Company compensation which consists of (i) a $25,000 annual retainer, (ii) a $2,000 per meeting fee for attendance in person and (iii) a $3,000 committee chairman retainer. The annual retainer is designed to cover the annual stockholders meeting, regular Board meetings and up to six telephonic meetings. Separate compensation is not payable for committee meetings, although directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings, including expenses for travel, food and lodging.

Board of Directors

           The Board met five times during the fiscal year ended January 29, 2000 and took action by unanimous written consent on two occasions. Further information concerning the Board's standing committees appears below.

Audit Committee

           The Audit Committee consists of three directors independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee recommends the selection of the Company's independent auditors, periodically reviews the adequacy of the Company's internal financial controls, reviews with the Company's independent auditors the annual audit, and periodically reviews the terms of material transactions between the Company and its affiliates and subsidiaries. The Audit Committee currently consists of Messrs. Mir, as its chairman, Webb and Lambert. The Audit Committee met two times in fiscal 1999.

Compensation Committee

           The Compensation Committee consists of three directors independent of management and its function includes administration of the 1997 Stock Plan and the 1999 Stock Plan and other management compensation matters. The Compensation Committee currently consists of Messrs. Wolff, as its chairman, Webb and Mir. During fiscal 1999, the Compensation Committee met three times.

Executive Committee

           The Executive Committee consists of three directors and functions such that, between meetings of the Board of Directors, it has and may exercise, except as otherwise provided by law, all the powers of the Board of Directors in the management of the property, business and affairs of the Company. The Executive Committee currently consists of Messrs. Douglas, as its chairman, Webb and Wolff. The Executive Committee met one time in fiscal 1999.

Nominating Committee

           The Company has no Nominating Committee, and such functions are performed by the Executive Committee, which recommends to the Board of Directors the names of persons to be nominated for election as members of the Board of Directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

           The Common Stock was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in May 1998.
Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Commission. The Company is required to disclose in this Proxy Statement any late filings of such reports with respect to the most recent fiscal year.

           Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5 filings were required, the Company believes that during fiscal 1999, all such
Section 16(a) filing requirements were timely satisfied.

Executive Compensation

            The following table sets forth the cash and non-cash compensation for the Company's last three completed fiscal years, to the extent applicable, earned by (i) the Chairman, President and Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers of the Company on January 29, 2000.

Summary Compensation Table

                                                                                                    Long-Term
                                                                                                   Compensation
                                                                                              -----------------------
                                                              Annual Compensation                     Awards
                                                  ------------------------------------------  -----------------------
                                                                                              Restricted   Securities
                                                                                Other Annual  Stock        Underlying  All Other
                                                                                Compensation  Awards       Options/    Compensation
                                                         Salary($)  Bonus($)         ($)      ($)(1)       SARS(#)     ($)(2)
                                                  ------------------------------------------  -------------------------------------
Herbert R. Douglas                                1999   $454,738   $300,000     $  4,657     $    --        300,000    $  1,118
           Chairman, President and Chief          1998    450,000       --          4,036          --           --        53,084(3)
           Executive Officer                      1997    450,000    100,000        3,681       184,000      250,000         995

Raymond J. Miller                                 1999    222,152       --           --            --        100,000      44,746(3)
           Executive Vice President,              1998    220,000     25,000         --            --           --           545
           Chief Operating Officer, Chief         1997    200,000       --           --          92,000      125,000         525
           Financial Officer and Secretary

James L. Berens                                   1999    170,585       --           --            --        100,000      22,802(3)
           Senior Vice President, Stores          1998    167,509       --           --            --           --           545
           and Operations                         1997    156,928       --           --          46,000       75,000         525

Joseph J. Kassa                                   1999    150,999       --         19,120          --        100,000      22,324(3)
           Senior Vice President,                 1998    150,000       --         15,274          --           --           545
           General Merchandise Manager            1997    131,986       --         17,676        46,000       75,000         308

Michael S. Marcus                                 1999    101,634       --           --            --         50,000         412
           Vice President, Controller,
           Treasurer and Assistant Secretary

----------
(1) As of January 29, 2000, the executive officers of the Company held, in aggregate, 320,000 shares of Common Stock constituting grants of restricted stock under the 1997 Stock Plan. The aggregate value of all 320,000 such shares, based on a valuation of $0.375 per share, which is the Company's estimate of the fair market value per share of Common Stock as of January 29, 2000, was $ 120,000. Of such 320,000 shares (the "Stock Awards"), as of January 29, 2000, the named executive officers held the following numbers of shares of Common Stock, the value of which as of such date was as follows: Mr. Douglas held 160,000 shares valued at $ 60,000; Mr. Miller held 80,000 shares valued at $ 30,000; Mr. Berens held 40,000 shares valued at $15,000; and Mr. Kassa held 40,000 shares valued at $15,000. The Stock Plan Committee (as hereinafter defined) granted the restricted stock awards hereinabove set forth (i.e., a total of 320,000 shares of Common Stock) to such named executive officers in September 1997 pursuant to the Company's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated June 24, 1997, as amended (the "Plan of Reorganization"). One hundred percent of each stock award became transferable on January 15, 2000, except that one hundred percent of the stock award granted to Mr. Douglas became transferable on January 15, 1999.

(2) Reflects the dollar value of insurance payments by the Company with respect to term life insurance for the benefit of each named executive officer.

(3) Also reflects an amount equal to the total federal, state and local income taxes resulting from the vesting of the Stock Awards and the reimbursement of all such taxes which the named executive officer is obligated to pay in accordance with the respective Restrictive Stock Agreements between the named executive officer of the Company. Such tax payment and reimbursement amount was, in the case of Mr. Douglas, $52,529; Mr. Miller, $44,176; and Messrs. Berens and Kassa, $22,088 each.

Employment Agreements

           Herbert R. Douglas. On February 1, 1999, the Company entered into an employment agreement with Mr. Douglas as President and Chief Executive Officer of the Company (the "Douglas Agreement"). The Douglas Agreement will terminate on January 31, 2001. The Douglas Agreement provides that Mr. Douglas will receive a base salary of not less than $450,000 per year. In addition, Mr. Douglas was entitled to receive, and was paid, a bonus of $300,000 in February 1999. The Douglas Agreement further provides severance payments for Mr. Douglas if he is terminated for any reason other than "cause" or resigns for "good reason", including a "change in control" (as such terms are defined in the Douglas Agreement). The severance payments may, at the election of Mr. Douglas, be "lump-sum payments" (as defined in the Douglas Agreement), or a combination of a "lump-sum payment" (as defined in the Douglas Agreement) and salary continuation through the termination of the Douglas Agreement (at the then "annual rate" as defined in the Douglas Agreement). These severance payments approximate 100% - 137% of Mr. Douglas's base salary. Further, the Douglas Agreement provides that in the event that Mr. Douglas's employment terminates on January 31, 2001, Mr. Douglas shall be entitled to salary continuation for one calendar year at the annual rate of $617,000 or a "lump-sum payment" equal to the present value of the salary continuation.

           Raymond J. Miller. On February 1, 2000, the Company entered into an employment agreement with Mr. Miller as Executive Vice President, Chief Operating Officer and Chief Financial Officer (the "Miller Agreement"). Pursuant to the Miller Agreement, Mr. Miller's base salary is $250,000 per year. The Miller Agreement further provides a severance payment for Mr. Miller if he is terminated for any reason other than "cause" or resigns for "good reason," including a "change in control" (as such terms are defined in the Miller Agreement). Such severance payment equals 100% of Mr. Miller's then current annual base salary. The Miller Agreement terminates on January 31, 2003. Further, the Miller Agreement provides that in the event that Mr. Miller's employment terminates on January 31, 2003, Mr. Miller shall be entitled to a lump sum payment equal to 100% of Mr. Miller's then current annual base salary.

           James L. Berens. On February 1, 2000, the Company entered into an employment agreement with Mr. Berens as Senior Vice President, Stores and Operations (the "Berens Agreement"). Pursuant to the Berens Agreement, Mr. Berens' base salary is $200,000 per year. The Berens Agreement further provides a severance payment for Mr. Berens if he is terminated for any reason other than "cause" or resigns for "good reason", including a "change in control" (as such terms are defined in the Berens Agreement). Such severance payment equals 100% of Mr. Berens' then current annual base salary. The Berens Agreement terminates on January 31, 2003. Further, the Berens Agreement provides that in the event that Mr. Berens' employment terminates on January 31, 2003, Mr. Berens shall be entitled to a lump sum payment equal to 100% of Mr. Berens' then current annual base salary.

           Joseph J. Kassa. On February 1, 2000, the Company entered into an employment agreement with Mr. Kassa as Senior Vice President, General Merchandise Manager (the "Kassa Agreement"). Pursuant to the Kassa Agreement, Mr. Kassa's base salary is $200,000 per year. The Kassa Agreement further provides a severance payment for Mr. Kassa if he is terminated for any reason other than "cause" or resigns for "good reason", including a "change in control" (as such terms are defined in the Kassa Agreement). Such severance payment equals 100% of Mr. Kassa's then current annual base salary. The Kassa Agreement terminates on January 31, 2003. Further, the Kassa Agreement provides that in the event that Mr. Kassa's employment terminates on January 31, 2003, Mr. Kassa shall be entitled to a lump sum payment equal to 100% of Mr. Kassa's then current annual base salary.

           Other Employment Agreements. The Company has entered into agreements with certain key employees in an effort to retain the continuity of the core management team for a meaningful period. In addition, with respect to certain of its officers, other than Messrs. Douglas, Miller, Berens and Kassa, the Company has, while not in any way altering such employees' employment-at-will status, provided for a separation payment equal to six months base salary in the event of their termination other than for cause. The purpose of such agreements is to provide the Company with continuity of management by providing its officers and key employees with appropriate assurances of employment security sufficient to allow them to concentrate on their duties for the Company without distraction.

           The above-mentioned agreements, including the employment agreements of Messrs. Douglas, Miller, Berens and Kassa, provide for lump-sum or salary continuation severance payments if the executives or key employees are terminated for other than cause (as such term is defined in each respective agreement). The lump-sum severance payment equals 100% of base salary in the cases of Messrs. Miller, Kassa and Berens. In the case of Mr. Douglas, the lump sum or salary continuation severance payments range from 100% - 137% of base salary. In the event that all of the executives and key employees were terminated the Company's maximum aggregate lump-sum severance payment obligation would be approximately $1,493,000.

Option Grants in Fiscal Year 1999

           The following table sets forth information concerning the stock options granted during fiscal 1999 under the 1997 Stock Plan and the 1999 Stock Plan to the named executive officers:

                                                                    Potential Realizable Value at
                    Number of      % of Total                          Assumed Annual Rates of
                    Securities  Options Granted                              Stock Price
                    Underlying   to Employees   Exercise     -         -----------------------
                     Options       in Fiscal     Price    Expiration  Appreciation for Option Term
           Name   Granted (#)(1)   Year 1999  ($/Sh) (2)     Date          5% ($)     10% ($)
           ----   --------------   ---------  ----------     ----       ----------     -------
Herbert R. Douglas   300,000         33.7       $0.88     08/05/2009    $165,000      $420,000
Raymond J. Miller    100,000         11.2       $0.88     08/05/2009    $ 55,000      $140,000
James L. Berens      100,000         11.2       $0.88     08/05/2009    $ 55,000      $140,000
Joseph J. Kassa      100,000         11.2       $0.88     08/05/2009    $ 55,000      $140,000
Michael S. Marcus     20,000          2.3       $0.81     06/10/2009    $ 10,200      $ 25,800
Michael S. Marcus     30,000          3.4       $0.88     08/05/2009    $ 16,500      $ 42,000


(1) One-half of the options for Mr. Douglas vested on January 15, 2000 and the remainder will vest on January 15, 2001. All other options vest equally, at a rate of one-half of such options on January 15, 2002 and the remainder on January 15, 2003. All options expire in ten years. The 1997 Stock Plan and the 1999 Stock Plan provide for an acceleration of the vesting in the event of a change in control (as therein defined).
(2) Pursuant to the 1997 Stock Plan and the 1999 Stock Plan, the exercise price of the options shall not be less than 100% of the Fair Market Value (as therein defined) on the date the stock option is granted.

Fiscal Year End Option Values

The following table summarizes exercises of stock options by the named executive officers during fiscal 1999 as well as the number of shares of Common Stock underlying unexercised options and the value of all unexercised in-the-money options, held by the named executive officers at the end of 1999:

                                                Number of  Securities                  Value of Unexercised
                        Shares                  Underlying Unexercised                     In-the-Money
                       Acquired               Options at Fiscal Year End (#)        Options at Fiscal Year End ($)
                          On       Value     -----------------------------         --------------------------------
           Name        Exercise  Realized    Exercisable      Unexercisable        Exercisable         Unexercisable
           ----        --------  --------    -----------      -------------        -----------         -------------
Herbert R. Douglas        -         -          400,000            150,000               -                   -
Raymond J. Miller         -         -           83,333            141,667               -                   -
James L. Berens           -         -           50,000            125,000               -                   -
Joseph J. Kassa           -         -           50,000            125,000               -                   -
Michael S. Marcus         -         -           10,000             55,000               -                   -

Incentive Compensation Plan

           In January 1996, the Company adopted a Management Incentive Compensation Plan (the "Incentive Compensation Plan") for the purpose of maximizing operating results of the Company by instilling in key employees a sense of participation in the Company's success. Pursuant to the Incentive Compensation Plan, cash awards are payable based upon the Company meeting a pre-determined earnings before depreciation and amortization, interest, taxes and reorganization items amount. No cash awards were earned during fiscal 1999. The Company intends to continue the Incentive Compensation Plan.

Pension Plan

           The Company terminated its profit sharing plan for its employees effective December 31, 1998. Contributions to the profit sharing plan were at the discretion of the Board of Directors and were limited to the amount deductible under the Internal Revenue Code of 1986, as amended (the "Tax Code").

           The Company sponsors a 401(k) defined contribution plan. This plan allows participants to defer up to 15% of their compensation for any year. Company contributions are at the discretion of the Board of Directors.

Stock Incentive Plan

           The Board of Directors has adopted the 1997 Stock Plan, which became effective on August 26, 1997, and the 1999 Stock Plan, which became effective June 24, 1999 (collectively the "Stock Plans"), and which are administered by the Compensation Committee of the Board of Directors (the "Stock Plan Committee"), which consisted of at least three Board members who were "disinterested persons" (as such term is defined in the rules and regulations under Section 16 of the Exchange Act). The Stock Plans are intended to provide incentives to eligible employees to remain employed by the Company and achieve the performance goals and objectives of the Company. The Chief Executive Officer and 39 other officers and other management employees (collectively, the "Eligible Employees") were deemed by the Stock Plan Committee to be eligible to participate in the Stock Plans. Pursuant to the Stock Plans, the Stock Plan Committee in June 1999 and August 1999 granted Eligible Employees, subject to vesting, incentive and non-qualified stock options to purchase 890,000 shares of Common Stock.

Common Stock Performance Graph

           The following graph sets forth the cumulative total stockholder return on the Company's Common Stock over the period during which the Common Stock has been registered pursuant to Section 12(g) of the Exchange Act (assuming a $100 investment in the Common Stock at the beginning of such period and the reinvestment of all dividends). Such period begins on May 19, 1998 and ends on January 28, 2000 (the last trading day of fiscal 1999). Also presented are the cumulative total stockholder returns for the same period (assuming a $100 investment in each at the beginning of the period and the reinvestment of all dividends) of the Standard & Poor's Small Cap 600 Stock Index and the Standard & Poor's Retail Stores Index.

                            TOTAL SHAREHOLDER RETURNS

----------------------------- ------------------------------- ------------------------------- ------------------------------
       Months Ending              Weiner's Stores, Inc.           S&P Smallcap 600 Index        Retail (Specialty)-Small
----------------------------- ------------------------------- ------------------------------- ------------------------------
 Base Period (May 19, 1998)                $100                            $100                           $100
----------------------------- ------------------------------- ------------------------------- ------------------------------
          May 1998                         100                            97.04                           98.82
----------------------------- ------------------------------- ------------------------------- ------------------------------
         June 1998                         100                            97.33                          104.82
----------------------------- ------------------------------- ------------------------------- ------------------------------
         July 1998                         100                            89.88                           96.81
----------------------------- ------------------------------- ------------------------------- ------------------------------
        August 1998                        100                            72.53                           73.23
----------------------------- ------------------------------- ------------------------------- ------------------------------
       September 1998                     68.00                           76.98                           72.47
----------------------------- ------------------------------- ------------------------------- ------------------------------
        October 1998                      50.00                           80.55                           76.60
----------------------------- ------------------------------- ------------------------------- ------------------------------
       November 1998                      25.00                           85.08                           85.10
----------------------------- ------------------------------- ------------------------------- ------------------------------
       December 1998                      21.90                           90.52                           89.08
----------------------------- ------------------------------- ------------------------------- ------------------------------
        January 1999                      25.00                           89.39                           84.86
----------------------------- ------------------------------- ------------------------------- ------------------------------
       February 1999                      25.00                           81.33                           80.58
----------------------------- ------------------------------- ------------------------------- ------------------------------
         March 1999                       37.50                           82.38                           85.54
----------------------------- ------------------------------- ------------------------------- ------------------------------
         April 1999                       28.00                           87.82                           87.07
----------------------------- ------------------------------- ------------------------------- ------------------------------
          May 1999                        65.60                           89.96                           88.93
----------------------------- ------------------------------- ------------------------------- ------------------------------
         June 1999                        112.50                          95.08                           95.11
----------------------------- ------------------------------- ------------------------------- ------------------------------
         July 1999                        87.50                           94.24                           92.34
----------------------------- ------------------------------- ------------------------------- ------------------------------
        August 1999                       87.50                           90.09                           81.89
----------------------------- ------------------------------- ------------------------------- ------------------------------
       September 1999                     68.80                           90.48                           87.09
----------------------------- ------------------------------- ------------------------------- ------------------------------
        October 1999                      56.30                           90.25                           88.13
----------------------------- ------------------------------- ------------------------------- ------------------------------
       November 1999                      50.00                           94.02                           89.22
----------------------------- ------------------------------- ------------------------------- ------------------------------
       December 1999                      37.50                           101.75                          82.58
----------------------------- ------------------------------- ------------------------------- ------------------------------
        January 2000                      40.70                           98.60                           65.94
----------------------------- ------------------------------- ------------------------------- ------------------------------

Compensation Committee Interlocks and Insider Participation

           The Compensation Committee consists of three directors, all of whom are independent of management, and its function includes administration of the Stock Plans and other management compensation matters. The Compensation Committee currently consists of Mr. Wolff, as its chairman, Mr. Webb and Mr. Mir, none of whom was, during fiscal 1999 or prior thereto, an officer or employee of the Company or of its subsidiary.

Board Compensation Committee Report on Executive Compensation

           The Compensation Committee of the Board reviews and approves officers' salaries, stock option grants, and other executive and Company employee benefit plans and established policies relating to employee compensation. Recommendations regarding compensation of the Company's executive officers (other than the Chief Executive Officer) are prepared by Herbert R.

Douglas and submitted to the Compensation Committee of the Board of Directors for approval. Herbert R. Douglas and Raymond J. Miller, who are ad hoc members of the Compensation Committee, do not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to their own compensation, and do not vote on proposals before the Compensation Committee.

           With regard to the Chief Executive Officer, such compensation for fiscal 1999 was determined pursuant to the employment agreement between the Company and Mr. Douglas dated February 1, 1999. All future decisions regarding compensation of the Company's Chief Executive Officer will be made by the Compensation Committee subject to and in accordance with the Douglas Agreement. Such decisions may be determined subjectively, and not necessarily tied to corporate performance, with consideration given to the Chief Executive Officer's level of responsibility and importance to the Company relative to other executives of the Company, his time served with the Company, individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company in the future. No fixed, relative weights are assigned to these subjective factors.

           The objectives of the Company's executive compensation policy are to align the interests of the stockholders and management while motivating and retaining key employees. The Company's executive compensation policies combine annual base compensation, incentive bonuses based on operating performance, and long-term equity based incentives in order to achieve their overall objective. The Company believes that its programs, taken together, will attract and retain qualified executives who have a significant stake in the long-term success of the Company.

           All compensation for the other executive officers will be determined annually by the Compensation Committee (subject to the provisions of any employment agreements between the Company and such officers) and may be increased based on (a) the contribution of the individual to the Company, (b) increases in the scope and complexity of the individual's primary responsibilities, (c) increases in the cost of living, (d) increases in competitive salaries and (e) individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company. Such decisions may be determined subjectively, and not necessarily tied to corporate performance. No fixed, relative weights are assigned to these subjective factors.

           The Compensation Committee believes that a significant portion of the key executives' total compensation should be performance-based. The Compensation Committee has focused on earnings before interest, taxes, depreciation and amortization ("EBITDA") as the performance measurement upon which incentive compensation should be based. The Compensation Committee believes growth in this measurement is ultimately the key determinant of stockholder value and allows management to make investment decisions that will provide long-term benefits to the stockholders. Target levels of EBITDA are set each year by the Compensation Committee based on the prior year's performance. Incentive compensation earned can be up to 60% of base salary in the cases of Messrs. Miller, Kassa and Berens and 30% base salary in the case of Mr. Marcus. No such performance-based compensation was earned during fiscal 1999. The Compensation Committee reserves the right to make discretionary bonuses in unusual circumstances.

           Long-term incentives are provided by the grant of stock options. The purposes of these equity-based incentives are to retain these employees and to align the long-term interests of management with the stockholders. Stock options are granted at their fair market value. Options vest over a period of time, as determined by the Compensation Committee. Factors determining stock option grants are similar to the factors determining increases in base pay.

           The Compensation Committee believes that the Company's overall compensation policies are appropriate to align the interests of management and the stockholders and to retain key executives.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           Melvyn L. Wolff, Chairman
                                  F. Hall Webb
                                   Gasper Mir

Certain Relationships and Related Transactions

           Transactions and Settlements with Chase Bank of Texas. In respect of claims of Chase Bank of Texas ("Chase") against the Company, pursuant to the Plan of Reorganization, Chase was issued 8,558,252 shares of Common Stock in August 1997 and was issued an additional 50,765 shares of Common Stock in September 1998 as its pro rata share of certain unclaimed distributions, also pursuant to such Plan of Reorganization. In August 1997, the Company and Chase entered into a Registration Rights Agreement and the Company executed and delivered a General Release to Chase. In consideration of such release, Chase agreed to waive its claims, if any, for an administration expense on account of having made a substantial contribution pursuant to section 503(b) of the Bankruptcy Code.
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AS SET FORTH IN THIS PROPOSAL 1.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors has appointed Ernst & Young LLP, independent auditors, as the principal independent auditors of the Company and its subsidiary for fiscal year 2000 ending February 3, 2001. Ernst & Young LLP has no investment in the Company or its subsidiary. It is intended that such appointment be submitted to the stockholders for ratification at the Annual Meeting. If the appointment of Ernst & Young LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will consider whether to appoint other independent auditors.

           It is expected that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions from stockholders.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

           On May 20, 1998, the Company dismissed the accounting firm of Deloitte & Touche LLP, which had previously been engaged as the Company's independent auditors to audit the Company's financial statements. Deloitte & Touche LLP's reports on the Company's financial condition for balance sheets as of January 31, 1998 and January 25, 1997, and the related statements of operations, changes in stockholders' equity (deficiency) and of cash flows for the twenty-three weeks ended January 31, 1998, the thirty weeks ended August 25, 1997, and the years ended January 25, 1997 and January 27, 1996 did not contain any adverse opinion or disclaimer of opinion, and such reports were not modified or qualified as to uncertainty, audit scope or accounting principles, except that Deloitte & Touche LLP's reports on the Company's financial condition for the fiscal years ended January 25, 1997 and January 27, 1996 contained a going concern qualification. Furthermore, during the aforementioned periods, the Company had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject manner of the disagreements in connection with its report(s).

           On May 20, 1998, the Company retained the accounting firm of Ernst & Young LLP as its new independent auditors to audit the Company's financial statements for fiscal year 1998 ended January 30, 1999.

           The Company's decision to change firms was recommended by the Audit Committee of the Company's Board of Directors and approved by the Company's Board of Directors.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2000 ENDING FEBRUARY 3, 2001.

                                 OTHER MATTERS

           As of the date of this Proxy Statement, the Board of Directors knows of no matters to be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                             SOLICITATION EXPENSES

           The Company will bear the cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card and of this solicitation of proxies on behalf of the Company's Board of Directors. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means. Brokerage houses and other custodians and nominees will be asked whether other persons are beneficial owners of the shares of Common Stock which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse banks, nominees, brokers and other custodians for the reasonable costs of sending the proxy materials to the beneficial owners of the Common Stock.

                             STOCKHOLDER PROPOSALS

           Stockholder proposals intended for inclusion in the Proxy Statement to be issued in connection with the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 18, 2000 and the proposals must meet certain eligibility requirements under the rules of the Commission. Proposals must be addressed to Weiner's Stores, Inc., 6005 Westview Drive, Houston, TX 77055, to the attention of the Corporate Secretary.

           Stockholder proposals submitted outside of the Commission's procedures for including such proposals in the Company's Proxy Statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by the Company no later than December 18, 2000, except that, with respect to nominations of one or more persons for election as directors, written notice of the stockholder's intent to make such nomination(s), which notice must comply in all respects with the requirements therefor set forth in the Company's bylaws, must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by the Company's Corporate Secretary no later than March 26, 2001. If a proposal or notice of nomination is received after such respective date, the Company's proxy for the 2001 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the 2001 Annual Meeting of Stockholders.

                                              By Order of the Board of Directors

                                              Raymond J. Miller
                                              Secretary

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!



                         ANNUAL MEETING OF STOCKHOLDERS
                              WEINER'S STORES, INC.



                                  MAY 25, 2000






                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


             PLEASE MARK YOUR
   A  |X|    VOTES AS IN THIS
             EXAMPLE.
                                 WITHHOLD     NOMINEES: Herbert R. Douglas
                      FOR       AUTHORITY               Raymond J. Miller
(1) ELECTION OF                                         Randall L. Lambert                            FOR     AGAINST     ABSTAIN
   DIRECTORS          | |         | |                   Gasper Mir
                                                        F. Hall Webb              (2) PROPOSAL NO. 2  | |       | |         | |


FOR, EXCEPT VOTE WITHHELD FROM THE
FOLLOWING NOMINEES:


-------------------------------------



SIGNATURE_______________________          DATE_________, 2000 __________________________     DATE_______, 2000
                                                              SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears on the certificates representing shares to be voted by this proxy, as shown on the label above. When signing as an executor, administrator, attorney, trustee or guardian, please give full name as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).

                              WEINER'S STORES, INC.
                    6005 WESTVIEW DRIVE, HOUSTON, TEXAS 77055

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Raymond J. Miller and Michael S. Marcus, and anyone of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of Weiner's Stores, Inc. held of record by the undersigned on March 27, 2000, at the Annual Meeting of Stockholders to be held on May 25, 2000 or any adjournments or postponements thereof.

                         (TO BE SIGNED ON REVERSE SIDE)